Exhibit 4.1

Advisors Asset Management, Inc.
18925 Base Camp Road
Monument, Colorado 80132

September 16, 2020

Advisors Disciplined Trust 2015
c/o The Bank of New York Mellon, as Trustee
BNY Atlantic Terminal
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

Re: Advisors Disciplined Trust 2015 (the “Fund”)

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-240308 for the above captioned Fund. We hereby consent to the use in the Registration Statement of the references to Advisors Asset Management, Inc. as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Advisors Asset Management, Inc.

By	/s/ ALEX R. MEITZNER
Alex R. Meitzner
Senior Vice President